EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-116304 and Forms S-8, Nos. 333-115576, 333-33006, 333-06327, 333-107745, 333-103845 and 333-48185) of Hub Group, Inc. and the related Prospectus of our reports dated February 23, 2005, with respect to the consolidated financial statements and schedule of Hub Group, Inc., Hub Group, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hub Group, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Chicago, Illinois

February 23, 2005